Exhibit 23.1

Zurich, 8 October 2014

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in this Pre-Effective Amendment No. 1 to the Registration Statement (Form F-4 No. 333-199011) and related Offer to Exchange / Prospectus of UBS Group AG for the registration of 1’060’000’000 shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2014, with respect to the consolidated financial statements of UBS AG, and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Jonathan Bourne	/s/ Troy J. Butner
Jonathan Bourne	Troy J. Butner

Licensed Audit Expert	Certified Public Accountant (U.S.)

Mitglied der Treuhand-Kammer